EXHIBIT 10.04

ADDENDUM TO AND ASSIGNMENT OF REAL ESTATE PURCHASE CONTRACT

AND RECEIPT FOR DEPOSIT

PHASE 1

This Addendum and, Assignment is agreed to as of September 26, 2005 by Buyer and Seller as defined in the purchase contract (“Contract”) dated July 1, 2005 for the real property located at Woodside Corporate Park Buildings, Beaverton, Oregon (“Subject Property”). Buyer and Seller intend to supplement and amend the Contract.

It is agreed and acknowledged that Seller intends this transaction to qualify as an Internal Revenue Code Section 1031 Exchange and that Seller intends to exchange the Subject Property for like kind property. It is the intent of Seller that the exchange will be accomplished in two (2) steps consisting of the acquisition by IES (as referred below) acting as Qualified Intermediary for Seller of Subject Property and the transfer thereof to Buyer (by direct deed from Seller to Buyer) and the later acquisition of replacement property by IES, as Qualified Intermediary for Seller in exchange for the Subject Property originally conveyed to Buyer.

Buyer agrees to cooperate with Seller to complete the first step of the exchange provided, however, that:

(a) Buyer shall not incur any liability or out-of-pocket cost or expense in connection with such exchange transaction;

(b) No greater consideration shall be paid by Buyer than set forth in the Contract;

(c) The closing of Buyer’s acquisition of Seller’s property shall in no event be delayed by Seller’s desire to exchange properties; and

(d) Buyer shall not be required to receive title to Seller’s replacement property.

It is anticipated and agreed that Seller shall transfer the Subject Property to INDEPENDENT EXCHANGE SERVICES, INC., a California Corporation, (“IES”) which is herewith substituted as the Qualified Intermediary for Seller, and IES shall simultaneously transfer the Subject Property to Buyer on the same terms and conditions as set forth in the Contract. To the minimum extent required to complete these steps and accomplish the exchange, Seller hereby assigns Seller’s rights, title and interest in the Contract to IES.

Buyer and Seller acknowledge that IES is acting solely to assist Seller in an exchange of real property and that IES has no knowledge of, and both Seller and Buyer exculpate IES for any liability for, any existing defective conditions, including any defects in marketable title, any structural defects or the existence of any toxic or hazardous wastes located on, or connected with the Subject Property and Buyer hereby waives any claims it has or may have against IES with respect thereto. Buyer and Seller shall retain their rights to pursue any claims against one another as may arise under the Contract. Seller agrees to indemnify and to hold IES harmless from all liability or claims of liability, and all attorney’s fees incurred by IES relating thereto, arising from the Contract, this Addendum and the related transfer of the property.

Should any action be required to enforce this agreement, the prevailing party in such action shall be entitled to recover, in addition to the usual costs thereof, reasonable attorney’s fees incurred therein.

Buyer shall have the right to instruct Seller to designate entities that are not contract assignees to be the grantees on the Subject Property Deeds, provided, however, that such assignment shall not relieve Buyer of its obligations hereunder or with respect to the agreements it has entered into to purchase the Subject Property.

This document may be signed in counterparts.

SELLER:
PS BUSINESS PARKS, L.P.
a California limited partnership

By:	PS BUSINESS PARKS, INC.
a California corporation, its sole general partner
By:	—

Name:
Title:

BUYER:
NNN WOODSIDE CORPORATE PARK, LLC
a Delaware limited liability company

By:	TRIPLE NET PROPERTIES, LLC a Delaware limited liability company, its Manager

By: /s/ Louis Rogers
Name: LOUIS ROGERS
Title: PRESIDENT

INDEPENDENT EXCHANGE SERVICES, INC.

a California Corporation

By: /s/ R. Ian Bunjo,

R.	Ian Bunjo, Exec. Vice President